Exhibit 4-I

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, the sole class of securities of Otter Tail Corporation (the “Company”) registered under Section 12 of the Securities Exchange Act of 1934, as amended, was the Company’s common shares.

Description of common shares

The following description of the Company’s common shares is only a summary and does not purport to be complete and is qualified by reference to the Company’s Restated Articles of Incorporation (the “Articles”) and Restated Bylaws (the “Bylaws”). The Articles and Bylaws have been incorporated by reference as exhibits to the Company’s most recent Annual Report on Form 10-K.

General

The Articles currently authorize the issuance of three classes of shares:

●	cumulative preferred shares, without par value (1,500,000 shares authorized),

●	cumulative preference shares, without par value (1,000,000 shares authorized), and

●	common shares, par value $5 per share (50,000,000 shares authorized).

As of December 31, 2019, there were no cumulative preferred shares or cumulative preference shares outstanding.

The Company’s Board of Directors is authorized to provide for the issue from time to time of cumulative preferred shares and cumulative preference shares in series and, as to each series, to fix the designation, annual dividend rate, quarterly dividend payment dates, redemption price or prices, voluntary and involuntary liquidation prices, conversion provisions, if any, and sinking fund provisions, if any, applicable to the shares of such series. As a result, the Board of Directors could, without shareholder approval, authorize the issuance of cumulative preferred shares or cumulative preference shares with dividend, redemption or conversion provisions that could have an adverse effect on the availability of earnings for distribution to the holders of common shares, or with voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of common shares.

The common shares do not have any redemption or sinking fund provisions and are not entitled to any conversion rights. Holders of common shares do not have any preemptive right to subscribe for additional securities the Company may issue. The Company’s outstanding common shares are, and any newly issued common shares will be, fully paid and non-assessable.

Dividend Rights

Subject to the prior dividend rights of any holders of the cumulative preferred shares and the cumulative preference shares and the other limitations set forth in the following paragraphs, dividends may be declared by the Board of Directors and paid from time to time upon the outstanding common shares from any funds legally available therefor.

If, and so long as, any cumulative preferred shares are outstanding, the Company shall not, without the consent of the holders of a majority of the aggregate voting power of the cumulative preferred shares of all series then outstanding (two-thirds if more than one-fourth vote negatively), declare, pay or set apart for payment any dividend on or purchase, redeem or otherwise acquire any common shares of the Company unless, after giving effect thereto (a) Common Share Equity shall equal at least 25% of Total Capitalization and (b) the earned surplus of the Company shall not be less than $831,398.

“Common Share Equity” is the sum of

●

the corporation’s stated capital applicable to its common shares and to all other shares ranking junior to the cumulative preferred shares with respect to the payment of dividends or the distribution of assets (collectively “Subordinate Shares”), including any shares proposed to be issued substantially contemporaneously,

●

capital surplus to the extent of premium on the corporation’s common shares and on all other Subordinate Shares, including any premium on any shares proposed to be issued substantially contemporaneously,

●	contributions in aid of construction, and

●	earned surplus,

all determined in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises or, in the absence thereof, in accordance with generally accepted accounting practice.

“Total Capitalization” means the sum of

●	the Common Share Equity,

●

the involuntary liquidation preference of all cumulative preferred shares and all other shares prior to or on a parity with the cumulative preferred shares to be outstanding after the proposed event, and

●

the principal amount of all interest bearing debt (including debt to which property theretofore acquired or to be acquired substantially contemporaneously is or will be subject) to be outstanding after the proposed event, excluding, however, all indebtedness maturing by its terms within one year from the time of creation thereof unless the corporation, without the consent of the lender, has the right to extend the maturity of such indebtedness for a period or periods which, with the original period of such indebtedness, aggregates one year or more.

Moreover, no dividend shall be declared, paid or set apart for payment on the common shares (other than a dividend or distribution payable solely in common shares) nor shall any common shares be purchased or acquired by the Company at any time while there is a default or deficiency with respect to a sinking or purchase fund established for the benefit of any series of the cumulative preferred shares or the cumulative preference shares.

Voting Rights

Subject to the rights of any holders of the cumulative preferred shares and the cumulative preference shares, only the holders of common shares have voting rights and are entitled to one vote for each share held. Pursuant to the Minnesota Business Corporation Act (the “MBCA”), directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors and all other matters are to be decided by the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote on that item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except where the MBCA or the Articles require a larger proportion or number. See “Certain Provisions of Articles and Bylaws” below.

As provided in the MBCA, holders of common shares may act by unanimous written action, and holders of 10% of the voting power of all shares entitled to vote (25% if the purpose of the meeting is to facilitate a business combination) may call a special meeting of shareholders.

The voting rights of the cumulative preferred shares and the cumulative preference shares as set forth in the Articles are described below, and additional voting rights could be established by the Board of Directors in connection with the issuance of any such shares in the future.

Voting Rights of Cumulative Preferred Shareholders

In the event that four full quarterly dividend payments on the cumulative preferred shares of any series shall be in default, the holders of the cumulative preferred shares of all series at the time outstanding, voting as a class, shall thereafter elect three members of an eleven member Board of Directors; and, if such default shall increase to twelve full quarterly dividend payments, such holders shall thereafter elect six members of an eleven member Board of Directors. After any such default shall have been cured, the cumulative preferred shares shall be divested of such voting rights, subject to being revested in the event of subsequent such defaults.

The consent of the holders of at least two-thirds of the aggregate voting power of the cumulative preferred shares of all series then outstanding is required to

●

create, authorize or issue any shares of any class ranking prior to (or any securities of any kind or class convertible into shares of any class ranking prior to) the cumulative preferred shares as to dividends or assets, or

●

amend the Articles so as to affect adversely any of the preferences or other rights of the holders of the cumulative preferred shares, provided that if less than all series of cumulative preferred shares are so affected, only the consent of the holders of at least two-thirds of the aggregate voting power of the affected series shall be required.

A majority (two-thirds if more than one-fourth vote negatively) of the aggregate voting power of the cumulative preferred shares of all series then outstanding is required to

●

increase the number of authorized cumulative preferred shares or create, authorize or issue shares of any class ranking on a parity with the cumulative preferred shares as to dividends or assets, or any securities of any kind or class convertible into cumulative preferred shares or shares of any class on a parity with the cumulative preferred shares;

●	issue any cumulative preferred shares of any series if as a result thereof more than 60,000 cumulative preferred shares of all series will then be outstanding, unless, after giving effect thereto

—	Adjusted Income Available for Interest shall equal at least 1.5 times Adjusted Interest and Preferred Charges,

—	Adjusted Income Available for Preferred Dividends shall equal at least 2.5 times Adjusted Preferred Charges, and

—	Common Share Equity shall equal at least 25% of Total Capitalization;

●

declare, pay or set apart for payment any dividend on any Subordinate Shares, or purchase, redeem or otherwise acquire for value any Subordinate Shares, or pay or set aside or make available any moneys for a purchase fund or sinking fund for the purchase or redemption of any such Subordinate Shares, unless after giving effect to the payment of such dividend or such purchase, redemption or other acquisition of such payment or setting aside of moneys in a purchase fund or sinking fund,

—	the Common Share Equity shall equal at least one-fourth of the Total Capitalization, and

—	the earned surplus of the Company shall be not less than $831,398;

●	consolidate or merge into or with any other corporation or corporations unless, after giving effect thereto

—

the cumulative preferred shares of the Company outstanding immediately prior to such consolidation or merger shall remain outstanding or be constituted as shares of the corporation resulting from such consolidation or merger in the same number and with the same relative rights, voting power, preferences and restrictions as theretofore, the authorized number thereof shall not be increased, there shall be no shares of the resulting corporation outstanding or authorized ranking prior to or on a parity with the cumulative preferred shares, except shares of the Company outstanding or authorized immediately prior to such consolidation or merger, and the indebtedness for borrowed money of the resulting corporation immediately after such consolidation or merger shall be no greater than the indebtedness for borrowed money of the Company immediately preceding such consolidation or merger; or

—

each of the following must be satisfied with respect to the resulting corporation: the Adjusted Income Available for Interest shall equal at least 1.5 times Adjusted Interest and Preferred Charges, the Adjusted Income Available for Preferred Dividends shall equal at least 2.5 times Adjusted Preferred Charges, and the Common Share Equity of the resulting corporation shall equal at least 25% of Total Capitalization; and

●

sell, lease or exchange all or substantially all of the Company’s property and assets unless, after giving effect thereto, the fair value of the Company’s assets shall at least equal the preference on voluntary liquidation of all outstanding cumulative preferred shares and of all other outstanding shares ranking on a parity with the cumulative preferred shares, after deducting an amount equal to the Company’s outstanding indebtedness plus an amount equal to the preference on voluntary liquidation of all shares ranking prior to the cumulative preferred shares.

“Adjusted Income Available for Interest” is based upon gross income of the corporation or of the resulting corporation, as the case may be, for a then current 12-month period available for the payment of interest, after deducting all taxes (including income taxes).

“Adjusted Income Available for Preferred Dividends” equals Adjusted Income Available for Interest minus interest charges for one year and the dividend requirement for one year on any shares ranking prior to the cumulative preferred shares.

“Adjusted Interest and Preferred Charges” means the sum of

●

the interest charges for one year on all the corporation’s interest bearing indebtedness outstanding at the time of issuance of such cumulative preferred shares or of the proposed consolidation or merger (including that, if any, proposed to be issued or assumed substantially contemporaneously, or to which property theretofore acquired or to be acquired substantially contemporaneously is or will be subject (adjusted for all amortization of debt discount and expense, or of premium on debt, as the case may be)), and

●

the dividend requirements for one year on all outstanding cumulative preferred shares, and on all other shares of a class ranking prior to or on a parity with the cumulative preferred shares as to dividends or assets, outstanding at the time of issuance of such additional cumulative preferred shares, or of such consolidation or merger, including all such shares proposed to be issued, or all such shares of the resulting corporation, as the case may be.

“Adjusted Preferred Charges” is the Adjusted Interest and Preferred Charges for one year determined at the time of issuance of such cumulative preferred shares or of the proposed consolidation or merger, less the interest charges for one year and the dividend requirements for one year on any shares ranking prior to the cumulative preferred shares, included in determining the Adjusted Interest and Preferred Charges.

Holders of cumulative preferred shares entitled to vote as described above shall have voting power in proportion to the involuntary liquidation preference of the cumulative preferred shares so held and shall be entitled to cumulate votes in the election of directors.

Voting Rights of Cumulative Preference Shareholders

In the event that four full quarterly dividend payments on the cumulative preference shares of any series shall be in default, the holders of the cumulative preference shares of all series at the time outstanding, voting as a class, shall thereafter elect two members of an eleven-member Board of Directors. After any such default shall have been cured, the cumulative preference shares, as the case may be, shall be divested of such voting rights, subject to being revested in the event of subsequent such defaults.

The consent of the holders of at least two-thirds of the aggregate voting power of the cumulative preference shares of all series then outstanding is required to

●

create or authorize any shares of any class (other than the cumulative preferred shares, whether now or hereafter authorized) ranking prior to the cumulative preference shares as to dividends or assets, or

●

amend the Company’s Articles so as to affect adversely any of the preferences or other rights of the cumulative preference shares, provided that if less than all series of cumulative preference shares are so affected, only the consent of the holders of at least two-thirds of the aggregate voting power of the affected series shall be required.

A majority (two-thirds if more than one-fourth vote negatively) of the aggregate voting power of the cumulative preference shares of all series then outstanding is required to

●	increase the number of authorized cumulative preference shares or create or authorize any shares of any class ranking on a parity with the cumulative preference shares as to dividends or assets, or

●	consolidate or merge into or with any other corporation or corporations or sell, lease or exchange all or substantially all of the Company’s property and assets unless specified conditions are met.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the Company, the holders of common shares shall be entitled to receive pro rata all assets of the Company distributable to shareholders after the payment of the respective liquidation preferences to any holders of the cumulative preferred shares and the cumulative preference shares.

Certain Provisions of Articles and Bylaws

Except at such times when holders of cumulative preferred shares and/or cumulative preference shares have special voting rights for the election of directors as described previously, the Company’s directors are elected for three-year, staggered terms by the holders of the common shares. Cumulative voting of the common shares in the election of directors is prohibited. In addition, the Company’s Bylaws provide that a vote of 75% of the common shares is required to remove directors who have been elected by the holders of common shares. The affirmative vote of 75% of the common shares is required to amend provisions of the Articles and Bylaws relating to the staggered terms and the removal of directors, unless approved by all of the continuing directors as specified therein.

The Articles contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the common shares to approve business combinations, including mergers, consolidations and sales of a substantial part of the Company’s assets, with an interested shareholder or its affiliates or associates, unless specified price criteria and procedural requirements are met or unless the transaction is approved by the majority of the continuing directors. The Articles also contain “anti-greenmail” provisions which preclude the Company from making certain purchases of common shares at a price per share in excess of the fair market price from a substantial shareholder unless approved by the affirmative vote of 66 2/3% of the voting power of the common shares held by the disinterested shareholders. The “fair price” and “anti-greenmail” provisions of the Articles may not be amended without the affirmative vote of the holders of at least 75% of the voting power of the common shares, unless approved by all of the continuing directors as specified therein.

The overall effect of the foregoing provisions of the Company’s Articles and Bylaws, together with the ability of the Board of Directors to issue additional common shares, cumulative preferred shares and cumulative preference shares, may be to delay or prevent attempts by other persons or entities to acquire control of the Company without negotiations with its Board of Directors.